Exhibit 99.1

Argan, Inc. Reports Fourth Quarter and Fiscal Year 2026 Results

March 26, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its fourth quarter and fiscal year ended January 31, 2026. The Company will host an investor conference call today, March 26, 2026, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	January 31,
For the Quarter Ended:	2026	2025	Change
Revenues	$262,050	$232,474	$29,576
Gross profit	65,599	47,613	17,986
Gross margin %	25.0%	20.5%	4.5%
Net income	$49,212	$31,369	$17,843
Diluted earnings per share	3.47	2.22	1.25
EBITDA	55,976	39,259	16,717
EBITDA as a % of revenues	21.4%	16.9%	4.5%
Cash dividends per share	0.500	0.375	0.125

	January 31,
For the Fiscal Year Ended:	2026	2025	Change
Revenues	$944,606	$874,179	$70,427
Gross profit	193,678	140,989	52,689
Gross margin %	20.5%	16.1%	4.4%
Net income	$137,774	$85,459	$52,315
Diluted earnings per share	9.74	6.15	3.59
EBITDA	162,797	113,500	49,297
EBITDA as a % of revenues	17.2%	13.0%	4.2%
Cash dividends per share	1.750	1.350	0.400

	January 31,
As of:	2026	2025	Change
Cash, cash equivalents and investments	$894,981	$525,137	$369,844
Net liquidity (1)	421,000	301,443	119,557
Share repurchase treasury stock, at cost	114,361	105,643	8,718
Project backlog	2,929,000	1,361,000	1,568,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our record fourth quarter performance capped a year of strong execution throughout fiscal 2026, driving record top and bottom-line performance for the full year. During the year, we added $2.5 billion in new contract value, increasing our consolidated project backlog to more than $2.9 billion at year-end, reflecting substantial growth across the entire Argan platform. These are exciting times for our company as demand for our services remains exceptionally strong.

“With our longstanding customer base, proven track record of executional excellence, and industry-leading experience building large, complex power generating facilities, Argan is uniquely positioned to capitalize on the strong demand for reliable, high-performing energy infrastructure.  The rapid growth of AI and data centers, the electrification of everything, the replacement of aging power facilities, and a prolonged period of underinvestment in power infrastructure are placing increasing pressure on our power grids. We are seeing a robust pipeline of opportunities to build new gas-fired power plants capable of delivering reliable, high-quality power on a 24/7 basis.

“As Argan enters its 20th year of building power plants, we remain as disciplined today as we were in our first year in the way we pursue opportunities and deliver successful project outcomes for our customers, employees, and shareholders.  We are energized by our ability to continue driving meaningful revenue growth and enhanced profitability in the years ahead.”

Fourth Quarter Results

Consolidated revenues for the quarter ended January 31, 2026, were $262.1 million, an increase of $29.6 million, or 12.7%, from consolidated revenues of $232.5 million reported for the comparable prior-year quarter. The year-over-year increase reflects higher revenues across all of the Company’s business segments. In the Power segment, revenues increased as recently awarded contracts progressed through the early stages of construction, generating revenues that were not present in the prior-year period.

For the quarter ended January 31, 2026, Argan’s consolidated gross profit was $65.6 million, or 25.0% of consolidated revenues. Consolidated gross profit for the quarter ended January 31, 2025 was $47.6 million, or 20.5% of consolidated revenues. The increase from the comparable prior-year quarter is primarily due to improved gross profit margins for the Power segment, reflecting strong project execution, including the early achievement of substantial completion at the Trumbull Energy Center.

Selling, general and administrative expenses were $17.9 million and $14.9 million for the three months ended January 31, 2026 and 2025, respectively, and represented 6.8% and 6.4% of corresponding consolidated revenues, respectively.

Other income, net, for the three months ended January 31, 2026 was $7.7 million, which primarily reflected investment income earned during the period.

For the quarter ended January 31, 2026, Argan achieved net income of $49.2 million, or $3.47 per diluted share, compared to $31.4 million, or $2.22 per diluted share, for last year’s fourth quarter. EBITDA for the quarter ended January 31, 2026 increased to $56.0 million compared to $39.3 million for the same quarter of last year.

Argan continues to generate significant cash flow and increased its total balance of cash, cash equivalents and investments during the quarter. The total balances were $895.0 million and $525.1 million as of January 31, 2026 and 2025, respectively. Balance sheet net liquidity was $421.0 million at January 31, 2026 and $301.4 million at January 31, 2025; furthermore, the Company had no debt.

Fiscal Year 2026 Results

Consolidated revenues for Fiscal 2026 were $944.6 million, an increase of $70.4 million, or 8.1%, from consolidated revenues of $874.2 million reported for Fiscal 2025. Consolidated gross profit for Fiscal 2026 increased to approximately $193.7 million, or 20.5% of consolidated revenues, compared to consolidated gross profit of $141.0 million, or 16.1% of consolidated revenues, reported for Fiscal 2025.

For Fiscal 2026, Argan achieved net income of $137.8 million, or $9.74 per diluted share, versus net income of $85.5 million, or $6.15 per diluted share, for Fiscal 2025. EBITDA for Fiscal 2026 was $162.8 million, an increase of $49.3 million from EBITDA of $113.5 million for Fiscal 2025.

As of January 31, 2026, consolidated project backlog was approximately $2.9 billion, as compared to approximately $1.4 billion at January 31, 2025.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, March 26, 2026, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 815489.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2961/53563

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until April 9, 2026, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 53563. A replay of the webcast can be accessed until March 26, 2027.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement, and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2026	2025	2026	2025

	(Unaudited)
REVENUES	$262,050	$232,474	$944,606	$874,179
Cost of revenues	196,451	184,861	750,928	733,190
GROSS PROFIT	65,599	47,613	193,678	140,989
Selling, general and administrative expenses	17,928	14,946	58,977	52,794
INCOME FROM OPERATIONS	47,671	32,667	134,701	88,195
Other income, net	7,722	5,965	25,808	23,009
INCOME BEFORE INCOME TAXES	55,393	38,632	160,509	111,204
Provision for income taxes	6,181	7,263	22,735	25,745
NET INCOME	49,212	31,369	137,774	85,459

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	1,204	(389)	4,739	(2,322)
Net unrealized (losses) gains on available-for-sale securities	(277)	(450)	2,617	(619)
COMPREHENSIVE INCOME	$50,139	$30,530	$145,130	$82,518

EARNINGS PER SHARE
Basic	$3.54	$2.31	$10.00	$6.35
Diluted	$3.47	$2.22	$9.74	$6.15

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,895	13,598	13,772	13,448
Diluted	14,182	14,135	14,147	13,906

CASH DIVIDENDS PER SHARE	$0.500	$0.375	$1.750	$1.350

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 31,
	2026	2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$339,481	$145,263
Investments	555,500	379,874
Accounts receivable, net	133,677	175,808
Contract assets	43,397	28,430
Other current assets	60,202	51,925
TOTAL CURRENT ASSETS	1,132,257	781,300
Property, plant and equipment, net	16,596	14,463
Goodwill	28,033	28,033
Intangible assets, net	1,450	1,826
Deferred taxes, net	—	552
Right-of-use and other assets	8,018	10,053
TOTAL ASSETS	$1,186,354	$836,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$107,540	$97,297
Accrued expenses	89,748	83,319
Contract liabilities	513,969	299,241
TOTAL CURRENT LIABILITIES	711,257	479,857
Deferred taxes, net	6,555	—
Noncurrent liabilities	6,280	4,513
TOTAL LIABILITIES	724,092	484,370

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,950,712 and 13,634,214 shares outstanding at January 31, 2026 and 2025, respectively	2,374	2,374
Additional paid-in capital	167,234	168,966
Retained earnings	406,197	292,698
Treasury stock, at cost – 1,877,577 and 2,194,075 shares at January 31, 2026 and 2025, respectively	(114,361)	(105,643)
Accumulated other comprehensive income (loss)	818	(6,538)
TOTAL STOCKHOLDERS’ EQUITY	462,262	351,857
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,186,354	$836,227

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATIONS TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	January 31,
	2026	2025
Net income, as reported	$49,212	$31,369
Provision for income taxes	6,181	7,263
Depreciation	501	529
Amortization of intangible assets	82	98
EBITDA	$55,976	$39,259

	Fiscal Year Ended
	January 31,
	2026	2025
Net income, as reported	$137,774	$85,459
Provision for income taxes	22,735	25,745
Depreciation	1,912	1,905
Amortization of intangible assets	376	391
EBITDA	$162,797	$113,500